NorthWestern Corporation d/b/a NorthWestern Energy 025 S. Dakota Avenue Sioux Falls, SD 57004-6403 www.northwesternenergy.com
News Release FOR IMMEDIATE RELEASE	NASDAQ-GS: NWEC

Media Contact: Claudia Rapkoch (866) 622-8080 claudia.rapkoch@northwestern.com	Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NORTHWESTERN REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Second quarter EPS of $.07/share compared to $.07/share loss in prior year

Increases quarterly dividend to 33 cents per share

Regulated capital spending increased approximately 19% over prior year

SIOUX FALLS, S.D. – Aug. 8, 2007 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ-GS: NWEC) today reported financial results for the quarter ended June 30, 2007.

Highlights for the quarter:

•	Gross margin in the second quarter of 2007 improved by $3.9 million as compared with the second quarter of 2006.
•	Operating income in the second quarter of 2007 improved by $9.9 million as compared with the second quarter of 2006.
•	In addition, gross margin, operating income and net income for the first six months of 2007 all improved as compared with the first six months of 2006.
•	Dividend increases by 2 cents per share to 33 cents per share for the quarter ending Sept. 30, 2007, or an annual rate of $1.32/share.
•	The Company announced plans to build and operate a 500 kV electric transmission line between southwestern Montana and southeastern Idaho, estimated to be an $800 million project.

“We had another solid quarter as evidenced by posting net income of $2.4 million,” said Michael J. Hanson, President and Chief Executive Officer. “In addition, although our proposed merger terminated, we are well positioned for the future. We are continuing our significant transmission line expansion plans.”

Consolidated net income for the quarter ended June 30, 2007 was $2.4 million, compared with a $2.4 million net loss for the quarter ended June 30, 2006. This improvement was primarily related to growth in customers and volumes and lower operating expenses. Lower other income and higher income taxes partially offset this increase.

Consolidated net income for the six months ended June 30, 2007 was $21.6 million, an increase of $3.0 million over $18.6 million in 2006. This improvement was primarily related to higher margins, lower operating expenses, and lower interest expense. A decrease in other income and higher income taxes partially offset this increase.

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NorthWestern Reports Second Quarter 2007 Financial Results

August 8, 2007

Consolidated gross margin for the three months ended June 30, 2007 was $118.4 million, an increase of $3.9 million as compared with $114.5 million in the second quarter of 2006. Gross margin in the regulated electric segment increased $3.2 million primarily due to customer growth. Gross margin in the regulated natural gas segment increased $2.5 million primarily due to higher volumes from colder weather in our Montana service territory. Offsetting these increases was a decrease of $1.4 million in unregulated natural gas margin primarily due to a renegotiated gas supply and management services contract and lower volumes.

Consolidated gross margin for the six months ended June 30, 2007 was $265.6 million, an increase of $9.3 million over the first six months of 2006.

Consolidated operating, general and administrative expenses were $58.7 million for the three months ended June 30, 2007 as compared with $68.6 million in the second quarter of 2006. Transaction-related costs pursuant to the failed Babcock and Brown Infrastructure Limited (“BBI”) merger were approximately $7.0 million higher in the 2006 period.In addition, lease expense decreased by $3.1 million mainly due to our purchase of the owner participant interest in a portion of the Colstrip Unit 4 generating facility in March 2007.

Consolidated operating, general and administrative expenses were $121.1 million for the six months ended June 30, 2007 as compared with $130.0 million in same period of 2006 primarily due to lower transaction-related costs in connection with the proposed BBI merger. The Company incurred transaction related costs of approximately $1.3 million during the six months ended June 30, 2007 compared with approximately $8.3 million for the first six months of 2006.

Consolidated operating income for the three months ended June 30, 2007 was $18.2 million, as compared with $8.4 million in the second quarter of 2006. Consolidated operating income for the six months ended June 30, 2007 was $62.6 million, as compared with $50.5 million in 2006. These increases were primarily due to higher margins and decreased operating expenses.

Results from Regulated Operations

In the regulated electric segment, gross margin for the three months ended June 30, 2007 increased $3.2 million, or 4.0% as compared with the second quarter of 2006. This increase was primarily due to increased volumes from customer growth.

Regulated retail electric volumes for the three months ended June 30, 2007 totaled 2,302,165 MWHs, which increased slightly as compared with 2,284,545 MWHs in the same period in 2006 due primarily to a 1.7% increase in customer growth. Regulated wholesale electric volumes in the second quarter of 2007 were 33,446 MWHs, a decrease from 42,426 MWHs in the same period in 2006 resulting from plant down time due to maintenance.

Gross margin for the six months ended June 30, 2007 increased $9.9 million as compared with the same period in 2006. This improvement was due to increased volumes driven by customer growth, and a $4.1 million loss recorded as a result of a stipulation with the Montana Consumer Counsel recorded in the first quarter of 2006.

Regulated retail electric volumes for the six months ended June 30, 2007 totaled 4,834,776 MWHs, an increase of 1.9% as compared the same period in 2006, due primarily to customer growth. Regulated wholesale electric volumes in 2007 were 65,008 MWHs, a decrease from 112,298 MWHs in the same period in 2006 resulting from increased plant down

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NorthWestern Reports Second Quarter 2007 Financial Results

August 8, 2007

time due to maintenance. The Company expects lower than normal wholesale volumes through mid-October due to scheduled maintenance.

Regulated natural gas gross margin for the three months ended June 30, 2007 increased $2.5 million over the second quarter of 2006 primarily due to colder weather in our Montana service territory, and increased transportation and storage revenue.

Regulated natural gas volumes were 4,774,541 dekatherms during the three months ended June 30, 2007, compared with 4,559,407 dekatherms in the same period in 2006. This increase was due primarily to colder weather in our Montana service territory and customer growth.

Regulated natural gas gross margin for the six months ended June 30, 2007 increased $5.1 million over the same period in 2006 primarily due to colder weather and customer growth.

Regulated retail natural gas volumes were 17,811,258 dekatherms during the six months ended June 30, 2007, compared with 16,388,652 dekatherms over the same period in 2006.

Results from Unregulated Operations

Gross margin from unregulated electric operations was $10.4 million for the quarter ended June 30, 2007, a decrease from $10.7 million for the quarter ended June 30, 2006 primarily due to an increase in fuel costs offset by higher volumes.

Unregulated electric volumes were 307,027 MWHs in the second quarter of 2007, an increase of 27.4% over 241,113 MWHs in the same period in 2006. The 2007 increase was primarily due to increased demand as compared to the same period in 2006. Strong hydro generation during the second quarter of 2006 provided increased supply in the wholesale electricity market, resulting in reduced demand for our Colstrip power.

For the first six months of 2007, gross margin from unregulated electric operations decreased $3.7 million due primarily to lower average prices, higher fuel supply costs, and a reduction to cost of sales related to the settlement of put options in 2006. An increase in volumes resulting from higher demand partly offset these decreases.

For the first six months of 2007, unregulated electric volumes were 735,342 MWHs for the six months ended June 30, 2007, an increase over 662,318 MWHs in 2006. This increase was primarily due to increased demand in 2007.

Unregulated natural gas gross margin for the quarter ended June 30, 2007 decreased $1.4 million for the three months ended June 30, 2007 as compared with the same period in 2006 primarily due to a renegotiated gas supply and management services contract and the transfer of the pipeline operations of the subsidiary, Nekota Resources LLC (“Nekota”) and certain customers to our regulated natural gas segment.

Unregulated wholesale natural gas volumes delivered totaled 2,277,524 dekatherms for the quarter ended June 30, 2007, compared with 4,122,328 dekatherms in 2006. This decrease was due primarily to the transfer of Nekota and certain customers to our regulated natural gas segment.

Gross margin decreased $2.0 million for the six months ended June 30, 2007 as compared with the same period in 2006 primarily due to a renegotiated gas supply and management services

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NorthWestern Reports Second Quarter 2007 Financial Results

August 8, 2007

contract and the transfer of Nekota and certain customers to our regulated natural gas segment. The Company expects revenues and supply costs to continue to decline during 2007.

Unregulated wholesale natural gas volumes delivered totaled 6,185,529 dekatherms for the six months ended June 30 2007, compared with 9,661,502 Dekatherms in the same period of 2006. This decrease was due primarily to the transfer of Nekota and certain customers to our regulated natural gas segment. The Company continues to evaluate selling the remaining unregulated natural gas business.

Liquidity and Capital Resources

The Company utilizes revolver availability to manage the cash flows of its seasonal business and deploys any cash on hand in excess of current operating requirements to reduce borrowings. As of June 30, 2007, the Company had revolver availability of $143.8 million compared to $134.7 million at Dec. 31, 2007.

Cash provided by continuing operating activities totaled $136.2 million for the six months ended June 30, 2007, compared with $93.9 million during the six months ended June 30, 2006. This improvement in operating cash flows was primarily due to an over collection in the Montana electric tracker and decreased purchases of storage gas, offset by an earlier pension contribution in 2007.

Capital expenditures were $52.6 million during the six months ended June 30, 2007 compared with $45.3 million for the six months ended June 30, 2006. The Company paid dividends on common stock of $22.3 million during for the six months ended June 30, 2007 compared with $22.0 million during the six months ended June 30, 2006. In addition, during the first six months of 2007, the Company purchased an owner participant interest in a portion of the Colstrip Unit 4 generating facility for approximately $40.2 million, and paid down long-term debt by approximately $33.9 million.

Merger Terminated

On April 25, 2006, Northwestern announced that a definitive agreement had been reached with Babcock and Brown Infrastructure Limited (“BBI”), an infrastructure investment company listed on the Australian Stock Exchange, under which BBI would acquire NorthWestern Corporation in an all-cash transaction at $37 per share.

BBI and the Company had received all approvals necessary for the transaction, except from the Montana Public Service Commission (“MPSC”). On May 22, 2007 the MPSC unanimously directed its staff to draft an order denying the transaction. On June 25, 2007, BBI and the Company filed a formal request requesting the MPSC to consider a revised proposal. In connection with the joint request, BBI and the Company agreed that if the MPSC denied the revised application, then either party, in their sole discretion, could terminate the proposed merger. On July 24, 2007, the MPSC denied the joint request and BBI elected to terminate the proposed merger.

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NorthWestern Reports Second Quarter 2007 Financial Results

August 8, 2007

Dividend Increased

NorthWestern’s Board of Directors declared a quarterly common stock dividend of 33 cents, an increase of 2 cents per share, payable on Sept. 30, 2007, to common shareholders of record as of Sept. 15, 2007.

2007 Earnings Outlook

NorthWestern estimates its basic earnings for 2007 to be between $1.45 and $1.60 per share.

The guidance assumes normal weather in the Company's electric and natural gas service areas for the rest of 2007.

Company Files Rate Cases

NorthWestern filed natural gas distribution rate cases in South Dakota, Nebraska and electric and natural gas distribution rate cases in Montana requesting a combined revenue increase of approximately $48 million. It had been seven years since the most recent rate case filing in any of the Company’s jurisdictions.

Company Hosting Investor Conference Call

NorthWestern will host an investor conference call today (Wednesday, Aug. 8, 2007) at 9:30 a.m. Eastern Time (8:30 a.m. Central Time) to review its financial results for the quarter ended June 30, 2007.

The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call.

A telephonic replay of the call will be available beginning at noon. ET on Aug. 8, 2007, through Sept. 8, 2007, at 800-475-6701, access code 880662.

Annual Stockholder Meeting

NorthWestern will hold its annual stockholder meeting today (Wednesday August 8, 2007 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). The annual stockholder meeting will be held at the Holiday Inn Centre, 100 West 8th Street, Sioux Falls, South Dakota.

The annual meeting will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 640,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

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NorthWestern Reports Second Quarter 2007 Financial Results

August 8, 2007

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•	our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation;

•

unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•

unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•	adverse changes in general economic and competitive conditions in our service territories; and

•

potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse effect on our liquidity, results of operations and financial condition.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

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NorthWestern Reports Second Quarter 2007 Financial Results

August 8, 2007

NORTHWESTERN CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30 , 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets	226,904	268,474
Property, Plant, and Equipment, Net	1,586,929	1,491,855
Goodwill	355,128	435,076
Regulatory Assets	149,347	159,715
Other Noncurrent Assets	35,633	40,817
Total Assets	$2,353,941	$2,395,937
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Maturities of Long-term Debt and Capital Leases	$14,587	$7,693
Current Liabilities	282,200	271,243
Long-term Capital Leases	38,657	40,383
Long-term Debt	679,960	699,041
Noncurrent Regulatory Liabilities	189,917	182,103
Deferred Income Taxes	65,284	113,355
Other Noncurrent Liabilities	326,857	339,348
Total Liabilities	1,597,462	1,653,166
Total Shareholders’ Equity	756,479	742,771
Total Liabilities and Shareholders’ Equity	$2,353,941	$2,395,937

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NorthWestern Reports Second Quarter 2007 Financial Results

August 8, 2007

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006
OPERATING REVENUES	$259,608	$232,186	$626,173	$593,668
COST OF SALES	141,255	117,726	360,534	337,398
GROSS MARGIN	118,353	114,460	265,639	256,270
OPERATING EXPENSES
Operating, general and administrative	58,677	68,645	121,125	129,972
Property and other taxes	20,660	18,713	41,252	38,178
Depreciation	20,793	18,751	40,687	37,580
TOTAL OPERATING EXPENSES	100,130	106,109	203,064	205,730
OPERATING INCOME	18,223	8,351	62,575	50,540
Interest Expense	(14,527)	(14,622)	(27,747)	(29,058)
Other Income	359	3,147	737	8,417
Income (Loss) From Continuing Operations Before Income Taxes	4,055	(3,124)	35,565	29,899
Income Tax Benefit (Expense)	(1,621)	310	(13,989)	(11,738)
Income (Loss) From Continuing Operations	2,434	(2,814)	21,576	18,161
Discontinued Operations, Net of Taxes	—	368	—	418
Net Income (Loss)	$2,434	$(2,446)	$21,576	$18,579
Average Common Shares Outstanding	35,988	35,511	35,855	35,547
Basic Earnings per Average Common Share
Continuing operations	$0.07	$(0.08)	$0.60	$0.51
Discontinued operations	0.00	0.01	0.00	0.01
Basic	$0.07	$(0.07)	$0.60	$0.52
Diluted Earnings per Average Common Share
Continuing operations	$0.06	$(0.08)	$0.57	$0.50
Discontinued operations	0.00	0.01	0.00	0.01
Diluted	$0.06	$(0.07)	$0.57	$0.51
Dividends Declared per Average Common Share	$0.31	$0.31	$0.62	$0.62

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NorthWestern Reports Second Quarter 2007 Financial Results

August 8, 2007

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2007	2006
Operating Activities:
Net Income	$21,576	$18,579
Noncash Items	58,300	44,214
Changes in Operating Assets and Liabilities	56,361	31,097
Cash Provided by Continuing Operating Activities	136,237	93,890

Cash Used in Continuing Investing Activities	(92,263)	(16,676)

Cash Used in Continuing Financing Activities	(45,904)	(84,596)

Change in Net Assets of Discontinued Operations	—	7,696

(Decrease) Increase in Cash and Cash Equivalents	(1,930)	314
Cash and Cash Equivalents, beginning of period	1,930	2,691
Cash and Cash Equivalents, end of period	$—	$3,005

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NorthWestern Reports Second Quarter 2007 Financial Results

August 8, 2007

NORTHWESTERN CORPORATION

REGULATED SEGMENTS

(Unaudited)

(in millions)

REGULATED ELECTRIC SEGMENT

	Three Months Ended June 30,
	2007	2006	Change	Change %
Gas supply revenue	$85.5	$68.3	$17.2	25.2%
Transportation & distribution revenue	68.3	65.7	2.6	4.0
Rate schedule revenue	153.8	134.0	19.8	14.8
Transmission	13.3	13.6	(0.3)	(2.2)
Wholesale	1.1	1.4	(0.3)	(21.4)
Miscellaneous	2.4	2.0	0.4	20.2
Total Revenues	170.6	151.0	19.6	13.0
Supply costs	84.2	67.6	16.6	24.6
Wholesale	0.4	0.6	(0.2)	(33.3)
Other cost of sales	3.3	3.3	—	—
Total Cost of Sales	87.9	71.5	16.4	22.9%
Gross Margin	$82.7	$79.5	$3.2	4.0%
% Gross Margin/Revenue	48.5%	52.6%

	Six Months Ended June 30,
	2007	2006	Change	Change %
Gas supply revenue	$176.3	$150.5	$25.8	17.1%
Transportation & distribution revenue	141.7	136.4	5.3	3.9
Rate schedule revenue	318.0	286.9	31.1	10.8
Transmission	23.8	23.8	—	—
Wholesale	2.3	4.4	(2.1)	(47.7)
Miscellaneous	5.0	4.0	1.0	25.0
Total Revenues	349.1	319.1	30.0	9.4
Supply costs	173.7	153.1	20.6	13.5
Wholesale	0.9	1.6	(0.7)	(43.8)
Other cost of sales	6.1	5.9	0.2	3.4
Total Cost of Sales	180.7	160.6	20.1	12.5%
Gross Margin	$168.4	$158.5	$9.9	6.2%
% Gross Margin/Revenue	48.2%	49.7%

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NorthWestern Reports Second Quarter 2007 Financial Results

August 8, 2007

REGULATED NATURAL GAS SEGMENT

	Three Months Ended June 30,
	2007	2006	Change	Change %
Gas supply revenue	$33.8	$34.7	$(0.9)	(2.6)%
Transportation, distribution & storage revenue	18.5	16.9	1.6	9.5
Rate schedule revenue	52.3	51.6	0.7	1.4
Transportation & storage	6.0	4.9	1.1	22.4
Wholesale Revenue	2.5	0.3	2.2	733.3
Miscellaneous	1.2	1.4	(0.2)	(14.3)
Total Revenues	62.0	58.2	3.8	6.5
Supply costs	33.8	34.8	(1.0)	(2.9)
Wholesale supply costs	2.5	0.3	2.2	733.3
Other cost of sales	0.6	0.5	0.1	20.0
Total Cost of Sales	36.9	35.6	1.3	3.7%
Gross Margin	$25.1	$22.6	$2.5	11.1%
% Gross Margin/Revenue	40.5%	38.8%

	Six Months Ended June 30,
	2007	2006	Change	Change %
Gas supply revenue	$133.8	$147.1	$(13.3)	(9.0)%
Transportation, distribution & storage revenue	55.1	50.8	4.3	8.5
Rate schedule revenue	188.9	197.9	(9.0)	(4.5)
Transportation & storage	11.5	9.9	1.6	16.2
Wholesale Revenue	16.5	5.9	10.6	179.7
Miscellaneous	3.3	4.0	(0.7)	(17.5)
Total Revenues	220.2	217.7	2.5	1.1
Supply costs	133.8	147.1	(13.3)	(9.0)
Wholesale supply costs	16.5	5.9	10.6	179.7
Other cost of sales	1.8	1.7	0.1	5.9
Total Cost of Sales	152.1	154.7	(2.6)	(1.7)%
Gross Margin	$68.1	$63.0	$5.1	8.1%
% Gross Margin/Revenue	30.9%	28.9%

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NorthWestern Reports Second Quarter 2007 Financial Results

August 8, 2007

NORTHWESTERN CORPORATION

UNREGULATED SEGMENTS

(Unaudited)

(in millions)

UNREGULATED ELECTRIC SEGMENT

	Three Months Ended June 30,
	2007	2006	Change	Change %
Total Revenues	$14.6	13.7	0.9	6.6%

Total Cost of Sales	4.2	3.0	1.2	40.0

Gross Margin	$10.4	$10.7	$(0.3)	(2.8)%
% Gross Margin/Revenue	71.2%	78.1%

	Six Months Ended June 30,
	2007	2006	Change	Change %
Total Revenues	$36.8	38.5	(1.7)	(4.4)%

Total Cost of Sales	8.4	6.4	2.0	31.3

Gross Margin	$28.4	$32.1	$(3.7)	(11.5)%
% Gross Margin/Revenue	77.2%	83.4%

UNREGULATED NATURAL GAS SEGMENT

	Three Months Ended June 30,
	2007	2006	Change	Change %
Total Revenues	$16.7	17.0	(0.3)	(1.8)%

Supply costs	16.2	15.1	1.1	7.3%

Gross Margin	$0.5	$1.9	$(1.4)	(73.7)%
% Gross Margin/Revenue	3.0%	11.2%

	Six Months Ended June 30,
	2007	2006	Change	Change %
Total Revenues	$32.8	50.6	(17.8)	(35.2)%

Supply costs	31.2	47.0	(15.8)	(33.6)%

Gross Margin	$1.6	$3.6	$(2.0)	(55.6)%
% Gross Margin/Revenue	4.9%	7.1%

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